Exhibit 10.184

AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE

$22,400,000.00	January 15, 2010
Loan No. 706 108 235

THIS AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE is made by MACK-CALI REALTY, L.P., a Delaware limited partnership (“Borrower”) to the order of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender”, which shall also mean successors and assigns who become holders of this Note).

W I T N E S S E T H:

WHEREAS, Borrower is the maker of, or has assumed the obligations of the maker of, that certain Amended and Restated Promissory Note dated as of November 12, 2004 in the original principal amount of Thirty Five Million Five Hundred Fifty Thousand and No/100 Dollars ($35,550,000.00) and payable to the order of Lender (the “Existing Note”; the loan evidenced by the Existing Note is herein referred to as the “Existing Loan”);

WHEREAS, the Existing Loan was made pursuant to that certain Amended and Restated Loan Agreement dated as of November 12, 2004 (the “Existing Loan Agreement”) by and among, inter alia, Lender and Borrower relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate principal amount of $150,000,000.00; and

WHEREAS, as of the date hereof, The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), has assigned to VPCM, LLC, a Virginia limited liability company (“VPCM”), an undivided interest in and to the Existing Loan and Existing Note and the other documents that further evidence or secure the indebtedness evidenced thereby, so that Prudential and VPCM shall be co-lenders with respect to such indebtedness; and

WHEREAS, Borrower and Lender have agreed, pursuant to that certain Amended and Restated Loan Agreement dated of even date herewith (the “Loan Agreement”) by and among, inter alia, Lender, VPCM, and Borrower relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate principal amount of $150,000,000.00 (individually, a “Crossed Loan”, and collectively, the “Crossed Loans”), each of which Crossed Loans consists of a loan made by Prudential and a loan made by VPCM as co-lenders with respect to such indebtedness, which amount includes the Loan (as hereinafter defined) evidenced by this Note, to refinance the seven (7) cross-collateralized and cross-defaulted loans referenced in the Existing Loan Agreement, to amend and restate the terms thereof, and to re-allocate the loan amounts among the seven (7) Crossed Loans representing additional advances to certain borrowers under the Loan Agreement and corresponding reductions of loan amounts to other borrowers under the Loan Agreement; and

WHEREAS, Borrower and Lender have agreed in the manner hereinafter set forth to divide the Existing Note and Existing Loan into two notes and loans, one in the amount of and evidenced by this Note and one in the amount of $19,600,000.00 evidenced by that certain Amended, Restated and Consolidated Promissory Note (the “Companion Note”) in favor of VPCM from Borrower in such amount and secured by the Instrument (as hereinafter defined), and to extend to Borrower additional indebtedness in the principal amount of $6,450,000.00, which amount reflects a reallocation of the loan amounts from among certain of the other six (6) Crossed Loans governed by the Existing Loan Agreement and represents an additional advance to Borrower under the loan now evidenced by this Note and under the loan now evidenced by the Companion Note in the amount of $19,600,000.00, and (i) to amend the Note Rate on the Existing Note and Existing Loan, and on the Companion Note and the loan evidenced thereby, to six and twenty five hundredths percent (6.25%) per annum, (ii) to extend the maturity date of the Loan evidenced by the Existing Note, and of the loan evidenced by the Companion Note, to January 15, 2017, and (iii) to modify certain other terms and provisions of the Existing Note by amending and restating the terms thereof into this new Amended, Restated and Consolidated Promissory Note in the principal sum of TWENTY TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($22,400,000.00) (the “Loan”) with a corresponding amendment and restatement evidenced by the Companion Note; and

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Note by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Borrower hereby covenants and agrees with Lender as follows:

A.           Outstanding Indebtedness.  The aggregate outstanding indebtedness evidenced by the Existing Note as so adjusted, if applicable, as set forth above, is FORTY TWO MILLION AND NO/100 DOLLARS ($42,000,000.00), it being understood that no interest under the Existing Note is accrued and unpaid for the period prior to the date hereof, but that interest shall accrue from and after the date hereof at the rate or rates herein provided; and the aggregate outstanding indebtedness evidenced by the portion of the Existing Note amended and restated hereby is TWENTY TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($22,400,000.00), it being understood that the remaining portion of the aggregate outstanding indebtedness evidenced by the Existing Note as so adjusted, if applicable, as set forth above, is amended and restated by the Companion Note in the amount of $19,600,000.00.

B.           Amendment and Restatement of Existing Note.  All of the terms, covenants and provisions of the Existing Note are hereby modified, amended and restated herein and in the Companion Note so that henceforth such terms, covenants and provisions shall be those set forth in this Amended, Restated and Consolidated Promissory Note and the Companion Note, and the Existing Note, as so modified, amended and restated in their entirety, are hereby ratified and confirmed in all respects by Borrower.

C.           Borrower's Promise to Pay.  FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, at c/o Prudential Asset Resources, Inc., 2100 Ross Avenue, Suite 2500, Dallas, Texas  75201, Attention:  Asset Management Department;  Reference Loan No. 706 108 235 and 706 108 265, the principal sum of TWENTY TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($22,400,000.00), with interest on the unpaid balance (“Balance”) at the rate of six and twenty five hundredths percent (6.25%) per annum (“Note Rate”) from and including the date hereof (“Funding Date”) until and including Maturity (defined below).  Capitalized terms used without definition shall have the meanings ascribed to them in the Instrument (defined below).

1.           Regular Payments.  Principal and interest shall be payable as follows:

(a)           Interest only shall be paid in arrears in thirty (30) monthly installments of ONE HUNDRED SIXTEEN THOUSAND SIX HUNDRED SIXTY SIX AND 67/100 DOLLARS ($116,666.67) each, commencing on February 15, 2010 and continuing on the fifteenth (15th) day of each succeeding month to and including July 15, 2012.  Each payment due date under Paragraphs 1(a) and 1(b) of this Note is referred to as a “Due Date”.

(b)           Principal and interest shall be paid in fifty three (53) monthly installments of ONE HUNDRED THIRTY SEVEN THOUSAND NINE HUNDRED TWENTY AND 65/100 DOLLARS ($137,920.65) each commencing on August 15, 2012 and continuing on the fifteenth (15th) day of each succeeding month to and including December 15, 2016.

(c)           The entire Obligations (as defined in the Instrument (defined below)) shall be due and payable on January 15, 2017 (“Maturity Date”).  “Maturity” shall mean the Maturity Date or earlier date that the Obligations may be due and payable by acceleration by Lender as provided in the Documents.

(d)           Interest on the Balance for any full month shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each.  For any partial month, interest shall be due in an amount equal to (i) the Balance multiplied by (ii) the Note Rate divided by (iii) 360 multiplied by (iv) the number of days during such partial month that any Balance is outstanding to (but excluding) the date of payment.

2.           Late Payment and Default Interest.

(a)           Late Charge.  If any scheduled payment due under this Note is not fully paid by its Due Date (other than the principal payment due on the Maturity Date), a charge of $100.00 per day (the “Daily Charge”) shall be assessed for each day that elapses from and after the Due Date until such payment is made in full (including the date payment is made), subject, however, if, as set forth below, Borrower is then entitled to the “Daily Charge Grace Period”, that such failure continues for two (2) days after such Due Date (the “Daily Charge Grace Period”);  provided, however, that if Borrower receives the benefit of such Daily Charge Grace Period within any twelve (12) month period, Borrower shall have no further right to the Daily Charge Grace Period during that twelve (12) month period;  provided, further, however, that if any such payment, together with all accrued Daily Charges, is not fully paid by the fourteenth (14th) day following the applicable Due Date, a late charge equal to the lesser of (i) four percent (4%) of such payment or (ii) the maximum amount allowed by law (the “Late Charge”) shall be assessed and shall be immediately due and payable.  The Late Charge shall be payable in lieu of Daily Charges that shall have accrued.  The Late Charge may be assessed only once on each overdue payment.  These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss of the use of such funds.  The Daily Charge and Late Charge shall be secured by the Documents.  The imposition of the Daily Charge, Late Charge, and/or requirement that interest be paid at the Default Rate (defined below) shall not be construed in any way to (i) excuse Borrower from its obligation to make each payment under this Note promptly when due or (ii) preclude Lender from exercising any rights or remedies available under the Documents upon an Event of Default.

(b)           Acceleration.  Upon any Event of Default, Lender may declare the Balance, unpaid accrued interest, the Prepayment Premium (defined below) and all other Obligations immediately due and payable in full.

(c)           Default Rate.  Upon an Event of Default or at Maturity, whether by acceleration (due to a voluntary or involuntary default) or otherwise, the entire Obligations (excluding accrued but unpaid interest if prohibited by law) shall bear interest at the Default Rate.  The “Default Rate” shall be the lesser of (i) the maximum rate allowed by law or (ii) five percent (5%) plus the greater of (A) the Note Rate or (B) the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first Business Day (defined below) of the month in which the Event of Default or Maturity occurs and on the first Business Day of every month thereafter.  The term “Business Day” shall mean each Monday through Friday except for days in which commercial banks are not authorized to open or are required by law to close in New York, New York.

3.           Application of Payments.  Until an Event of Default occurs, all payments received under this Note shall be applied in the following order: (a) to unpaid Daily Charges, Late Charges and costs of collection;  (b) to any Prepayment Premium due;  (c) to interest due on the Balance;  and (d) then to the Balance.  After an Event of Default, all payments shall be applied in any order determined by Lender in its sole discretion.

4.           Prepayment.  This Note may be prepaid on any date, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other Obligations due under the Documents) and a prepayment premium (“Prepayment Premium”) equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of full months remaining until the Maturity Date, calculated as of the prepayment date, divided by the number of full months comprising the term of this Note, or (b) the Present Value of the Loan (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date.  The Prepayment Premium shall be due and payable, except as provided in the Instrument or as limited by law, upon any prepayment of this Note, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of this Note unless it is accompanied by the Prepayment Premium, all accrued interest and all other Obligations due under the Documents.  Lender shall notify Borrower of the amount of and the calculation used to determine the Prepayment Premium.  Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment.  The “Present Value of the Loan” shall be determined by discounting all scheduled payments remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined below).  If prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within this period.  The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate (defined below), when compounded semi-annually.  The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) on the prepayment date.  The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary.  If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.  Borrower agrees that Lender shall not be obligated actually to reinvest the amount prepaid in any Treasury obligations as a condition precedent to receiving the Prepayment Premium.  Notwithstanding the foregoing, no Prepayment Premium shall be due if this Note is prepaid during the last sixty (60) days prior to the Maturity Date.

With respect to the foregoing provisions, Borrower hereby expressly agrees as follows:

(a)           The Note Rate provided herein has been determined based on the sum of (i) the Treasury Rate in effect at the time the Note Rate was determined under the Loan application submitted to Lender, plus (ii) an interest rate spread over such Treasury Rate, which together represent Lender’s agreed-upon return for making the proceeds of the Loan hereunder available to Borrower over the term of such Loan.

(b)           The determination of the Note Rate, and in particular the aforesaid interest rate spread, were based on the expectation and agreement of Borrower and Lender that the principal sums advanced hereunder would not be prepaid during the term of this Note, or if any such prepayment occurs, the Prepayment Premium (calculated in the manner set forth above) would apply (except as expressly permitted by this Note).

(c)           The Lender’s business involves making financial commitments to others based in part on the returns it expects to receive from this Note and other similar loans made by Lender, and Lender’s financial performance as a business depends not only on the returns from each loan or investment it makes but also upon the aggregate amounts of the loans and investments it is able to make over any given period of time.

(d)           In the event of a prepayment hereunder, Lender will be required to redeploy the funds received into other loans or investments, which (i) may not provide a return to Lender comparable to the return Lender anticipates based on the Note Rate and (ii) may reduce the total amount of loans or investments Lender is able to make during the term of the Loan, which in turn may impair the profitability of Lender’s business.  Therefore, in order to compensate Lender for the potential impact and risks to its business of prepayments under this Note, Lender has limited Borrower’s right to prepay this Note and has offered the method of calculation of the Prepayment Premium set forth above.

(e)           Borrower acknowledges that (i) Lender could have determined that it would not permit any prepayments under the Note during its term, and therefore, in electing to permit prepayments hereunder, Lender is entitled to determine and negotiate the terms on which it will accept prepayments of its loans, and (ii) Borrower could have elected to negotiate more permissive prepayment provisions and/or a more favorable manner of calculating the Prepayment Premium, but in such event the applicable interest rate spread, and therefore the Note Rate, would have been higher to compensate Lender for the potential loss of income on account of the risk that Borrower might elect to prepay this Note at an earlier time and/or for a lesser Prepayment Premium than set forth herein.

Therefore, in consideration of Lender’s agreement to the Note Rate set forth herein, and in recognition of Lender’s reliance on the prepayment provisions of this Note (including the method of calculating the Prepayment Premium), Borrower agrees that the manner of calculation of the Prepayment Premium set forth in this Note represents bargained-for compensation to Lender for granting to Borrower the privilege of prepaying this Note on the terms set forth herein and for the potential loss of future income to Lender arising from having to redeploy the amounts prepaid under this Note into other loans or investments.  As such, the Prepayment Premium constitutes reasonable compensation to Lender for making the Loan on the terms reflected in this Note and does not represent any form of damages (liquidated or otherwise), nor does it represent a penalty.

5.           No Usury.  Under no circumstances shall the aggregate amount paid or to be paid as interest under this Note exceed the highest lawful rate permitted under applicable usury law (“Maximum Rate”).  If under any circumstances the aggregate amounts paid on this Note shall include interest payments which would exceed the Maximum Rate, Borrower stipulates that payment and collection of interest in excess of the Maximum Rate (“Excess Amount”) shall be deemed the result of a mistake by both Borrower and Lender and Lender shall promptly credit the Excess Amount against the Balance (without Prepayment Premium or other premium) or refund to Borrower any portion of the Excess Amount which cannot be so credited.

6.           Security and Documents Incorporated.  This Note is the Note referred to and secured by the Amended, Restated and Consolidated Mortgage and Security Agreement of even date herewith between Borrower, as mortgagor, and Lender and VPCM, as mortgagee, to be recorded in the real estate records of Bergen County, New Jersey (the “Instrument”) and is secured by the Property.  In addition, this Note is secured by all other mortgages, deeds of trust and other collateral described in and referenced in the Loan Agreement.  Borrower shall observe and perform all of the terms and conditions in the Documents.  The Documents are incorporated into this Note as if fully set forth in this Note.

7.           Treatment of Payments.  All payments under this Note shall be made, without offset or deduction, (a) in lawful money of the United States of America at the office of Lender or at such other place (and in the manner) Lender may specify by written notice to Borrower, (b) in immediately available federal funds, and (c) if received by Lender prior to 2:00 p.m. Eastern Time at such place, shall be credited on that day, or, if received by Lender on or after 2:00 p.m. Eastern Time at such place, shall, at Lender’s option, be credited on the next Business Day.  Initially (unless waived by Lender), and until Lender shall direct Borrower otherwise, Borrower shall make all payments due under this Note in the manner set forth in Section 3.13 of the Instrument, and in the event of full compliance by Borrower thereunder, Borrower shall have no liability for any Late Charges, and it shall not constitute a default or Event of Default hereunder or under any of the other Documents, if Lender fails to initiate payment due through the Automated Clearing House network (or similar electronic process) for settlement on the Due Date in a timely manner.  If any Due Date falls on a day which is not a Business Day, then the Due Date shall be deemed to have fallen on the next succeeding Business Day.

8.           Limited Recourse Liability.  Except to the extent set forth in Paragraph 8 and Paragraph 9 of this Note, neither Borrower nor any general or limited partner(s) or member(s) of Borrower nor any officers, directors, shareholders, unitholders, general or limited partners, members, employees or agents of Borrower or its general partners or members shall have any personal liability for the Loan or any Obligations.  Notwithstanding the preceding sentence, Lender may bring a foreclosure action or other appropriate action to enforce the Documents or realize upon and protect the Property (including, without limitation, naming Borrower and any other necessary parties in the actions) and IN ADDITION BORROWER, ANY GENERAL PARTNER(S) OF BORROWER, MACK-CALI REALTY CORPORATION AND MACK-CALI REALTY, L.P. (SOMETIMES HEREIN REFERRED TO, SINGULARLY OR COLLECTIVELY, AS THE “RECOURSE PARTIES”) SHALL HAVE JOINT AND SEVERAL PERSONAL LIABILITY FOR:

(a)           any amounts accrued and/or payable under any indemnities, guaranties, master leases or similar instruments (which indemnities, guaranties, master leases, and instruments consist, as of Closing, of the following instruments:  that certain Environmental and ERISA Indemnity Agreement, that certain Recourse Liabilities Guaranty, and that certain Partial Recourse Guaranty, each dated as of even date herewith, and Sections 8.03, 8.04, 8.05, 8.06 and 8.07 of the Instrument) furnished in connection with the Loan, but excluding indemnities arising solely under Section 8.02 of the Instrument;

(b)           subject to Section 4(b) of that certain Cash Management Agreement between Borrower, Lender and VPCM of even date herewith (the “Cash Management Agreement”), the amount of any assessments and taxes (accrued and/or payable prior to the completion by Lender of a foreclosure on the Property or acceptance by Lender of a deed or other conveyance of the Property in lieu of such foreclosure, including the pro-rata share of current real estate taxes) with respect to the Property;

(c)           the amount of any security deposits, rents prepaid more than one (1) month in advance, or prepaid expenses of tenants to the extent not turned over to (i) Lender upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, or (ii) a receiver or trustee for the Property after appointment;

(d)           the amount of any insurance proceeds or condemnation awards neither turned over to Lender nor used in compliance with the Documents;

(e)           damages suffered or incurred by Lender as a result of Borrower (i) entering into a new Lease, (ii) entering into an amendment or termination of an existing Lease, or (iii) accepting a termination, cancellation or surrender of an existing Lease (other than with respect to a Lease with a Major Tenant which is addressed in Paragraph 9(d) below) in breach of the leasing restrictions set forth in Section 7 of the Assignment; provided, however, that in the case of clauses (ii) and (iii) above, the Recourse Parties liability shall be limited to the greater of:

(1)
the present value (calculated at the Discount Rate) of the aggregate total dollar amount (if any) by which (A) rental income and/or other tenant obligations prior to the amendment or termination of the Lease exceeds (B) rental income and/or other tenant obligations after the amendment or termination of such Lease; and

(2)	any amendment or termination fee or other consideration paid by or on behalf of a tenant;

provided, however, that, in such event, such liability shall be limited to the Crossed Loan (or Crossed Loans) applicable to the Individual Property (or Individual Properties) in which the Lease is located;

(f)           subject to Section 4(b) of the Cash Management Agreement, damages suffered or incurred by Lender by reason of any waste of the Property;

(g)           the amount of any rents or other income from the Property received by any of the Recourse Parties after a default under the Documents and not otherwise applied to the indebtedness under this Note or to the current (not deferred) operating expenses of the Property;  PROVIDED, HOWEVER, THAT THE RECOURSE PARTIES SHALL HAVE PERSONAL LIABILITY for amounts paid as expenses to a person or entity related to or affiliated with any of the Recourse Parties except for (A) reasonable salaries for on-site employees, (B) a reasonable allocation of the salaries of off-site employees for accounting and management, and (C) out-of-pocket expenses of Borrower’s management company relating to the Property, but in no event shall such expenses include any profit or be greater than prevailing market rates for any such services;

(h)           the face amount of any letter of credit required under the Documents or otherwise in connection with the Loan that (i) Borrower fails to maintain or (ii) as to which Borrower fails to replace such letter of credit with, or post in lieu of such letter of credit, a cash deposit paid to Lender and held by Lender as additional collateral under the Documents;

(i)           the amount of any security deposit (a “Security Deposit”) cashed or applied by Borrower or any termination fee, cancellation fee or any other fee (collectively, a “Lease Termination Fee”) received by Borrower (x) in connection with a lease termination, cancellation, surrender or expiration (but Lease Termination Fees shall not include the application of, or surrender of, lease security deposits at the scheduled expiration of the applicable lease in lieu of the payment of the corresponding amount of rentals) within one hundred twenty (120) days prior to or after an Event of Default under the Documents, (y) which is greater than one (1) month’s base rent for the Lease to which the Security Deposit and/or Lease Termination Fee applies, and (z) which is not either (A) paid to Lender (or an escrow agent selected by Lender) to be disbursed for the payment of Lender approved (or deemed approved) (1) tenant improvements and/or (2) market leasing commissions, or, (B) if the applicable Lease Termination Fees total less than $1,000,000 (with respect to all of the Crossed Loans and properties that are the subject of the Loan Agreement) in the aggregate during any such one hundred twenty (120) day period, actually disbursed by Borrower for the payment of the Obligations (any Lease Termination Fees that total more than $1,000,000 with respect to all of the Crossed Loans and properties that are the subject of the Loan Agreement in the aggregate during any such one hundred twenty (120) day period must, to the extent in excess of such $1,000,000 aggregate threshold, be paid to Lender for escrow as set forth in clause (A) to avoid recourse liability resulting under this clause (i));

(j)           following a default under the Documents, all attorneys’ fees, including allocated costs of Lender’s staff attorneys, and other expenses incurred by Lender in enforcing the Documents if Borrower contests, delays, or otherwise hinders or opposes (including, without limitation, the filing of a bankruptcy by Borrower or any owners of any equity interests therein) any of Lender’s enforcement actions;  provided, however, that if in such action Borrower successfully proves that no default occurred under the Documents, Borrower shall not be required to reimburse Lender for such attorneys’ fees, allocated costs and other expenses; and

(k)           damages suffered or incurred by Lender as a result of Borrower’s breach or violation of Sections 2.10or 3.21 of the Instrument.

(l)           the “Recourse Guaranteed Amount”, as defined in the Partial Recourse Guaranty of even date herewith from Mack-Cali Realty, L.P. (“Recourse Guarantor”), which recourse liability shall be recourse to Borrower, jointly and severally with Recourse Guarantor, to the same extent that Recourse Guarantor has recourse liability for the Loan (all indebtedness evidenced by the Note and all obligations set forth in the Documents) under the Partial Recourse Guaranty, as Borrower covenants and agrees that the Loan shall be recourse to Borrower, jointly and severally with Recourse Guarantor, to the same extent that Recourse Guarantor has recourse liability for the Loan under the Partial Recourse Guaranty, and that Borrower’s recourse under the Documents with respect to such liability under the Partial Recourse Guaranty shall be reduced and/or released at the same time and on the same terms as provided above for Recourse Guarantor; and

(m)           if, pursuant to any lease under Section 3.4(c)(iii) of the Loan Agreement, Borrower shall elect not to pay in full all leasing commissions for the initial term of such lease (Borrower being required to pay all commissions when due), to the extent of all leasing commissions for the initial term of such lease that are not paid in full.

9.           Full Recourse Liability.  Notwithstanding the provisions of Paragraph 8 of this Note, the RECOURSE PARTIES SHALL HAVE JOINT AND SEVERAL PERSONAL LIABILITY for all indebtedness evidenced by this Note and all Obligations set forth in the Documents if:

(a)           there shall be any breach or violation of Article V of the Instrument; or

(b)           there shall be any fraud or material misrepresentation by any of the Recourse Parties in connection with the Property, the Documents, the Loan Application, or any other aspect of the Loan; or

(c)           the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days of filing;  provided, however, that this Paragraph 9(c) shall not apply if (A) an involuntary bankruptcy is filed by Lender, or (B) the involuntary filing was initiated by a third-party creditor independent of any collusive action, participation or collusive communication by (1) Borrower, (2) any partner, shareholder or member of Borrower or Borrower’s general partner or managing member, or (3) any of the Recourse Parties; or

(d)           any of the Recourse Parties (i) enters into a Lease with a Major Tenant, (ii) enters into an amendment or termination of any Lease with a Major Tenant, or (iii) accepts the termination, cancellation or surrender of any Lease with a Major Tenant, in breach of the leasing restrictions set forth in Section 7 of the Assignment; provided, however, that, in such event, such liability shall be limited to the Crossed Loan (or Crossed Loans) applicable to the Individual Property (or Individual Properties) in which the Lease is located, except that in the event that the damages suffered or incurred by Lender as a result of any of the Recourse Parties taking any such action described in clauses (i), (ii) or (iii) above exceeds the amount of such Crossed Loan (or Crossed Loans) applicable to the Individual Property (or Individual Properties) in which the Lease is located, then the Recourse Parties shall have joint and several personal liability for all such damages suffered or incurred by Lender as a result of any of the Recourse Parties taking any such action described in clauses (i), (ii) or (iii) above.

10.           Joint and Several Liability.  This Note shall be the joint and several obligation of all makers, endorsers, guarantors and sureties, and shall be binding upon them and their respective successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

11.           Unconditional Payment.  Borrower is and shall be obligated to pay principal, interest and any and all other amounts which became payable hereunder or under the other Documents absolutely and unconditionally and without abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff.  In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

12.           Certain Waivers.  Borrower and all others who may become liable for the payment of all or any part of the Obligations do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of non-payment and notice of intent to accelerate the maturity hereof (and of such acceleration).  No release of any security for the Obligations or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Instrument or the other Documents shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other who may become liable for the payment of all or any part of the Obligations, under this Note, the Instrument and the other Documents, except to the extent expressly altered, amended or changed thereby.

13.           WAIVER OF TRIAL BY JURY.  EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

IN WITNESS WHEREOF, this Note has been duly executed by Borrower as of the date first set forth above.

BORROWER:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:  Executive Vice President and Chief Financial Officer